Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Fourth Quarter Results

•	Total revenues of $40.2 million, an 11% year-over-year increase
•	Net income of $2.0 million, compared to $1.7 million for the fourth quarter of 2021, a $0.3 million improvement resulting in earnings per diluted share of $0.81
•	Adjusted EBITDA of $6.4 million, slightly below the fourth quarter of 2021
•	$16.2 million in cash and $7.9 million of total debt as of December 31, 2022

Full Year Results

•	Total revenues of $155.6 million, a 31% increase over the prior year
•	Net loss of $(1.1) million, compared to a net loss of $(4.7) million in 2021, a $3.6 million improvement resulting in loss per diluted share of $(0.45)
•	Adjusted EBITDA of $15.1 million, compared to $9.1 million in 2021, a $6.0 million improvement

HOUSTON, March 6, 2023 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2022.

Financial Review

Fourth Quarter 2022 Financial Results

Total revenues were $40.2 million for the quarter ended December 31, 2022, which was an increase of 11% compared to the fourth quarter of 2021.  This increase reflected higher product sales and services volumes in Canada and the United States, partially offset by lower international product sales and services volumes, for which individual orders can be larger and less frequent. We believe the overall increase in revenues largely resulted from higher drilling and completion activity in the fourth quarter of 2022 compared to the same period in 2021, particularly in North America, attributable to higher demand for oil and natural gas and more favorable commodity prices. Total revenues decreased by 18% compared to the third quarter of 2022,  with a decrease in revenue in Canada of 29%, reflecting both strong customer activity during the third quarter and the expected decline in the fourth quarter as customers reduced activity for the winter holidays, as well as a decrease of 26% in international markets, partially offset by an increase of 17% in the United States, supported by increased fracturing systems revenue.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $16.1 million, or 40% of total revenues, for the fourth quarter of 2022, compared to $15.9 million, or 44% of total revenues, for the fourth quarter of 2021.  Cost of sales as a percentage of total revenues was higher due to increased costs impacted by our supply chain, including raw materials, purchased materials, labor costs and outsourced service activity, as well as a decrease in international revenue as a percentage of total revenue.

Selling, general and administrative expenses totaled $13.2 million for the fourth quarter of 2022, a decrease of $0.3 million compared to the same period in 2021. This favorable decrease in expense reflects lower professional fees, primarily related to litigation matters, which was partially offset by higher payroll expenses associated with salary increases from earlier in 2022 as well as increased insurance costs and stock-based compensation expense.

Net income was $2.0 million, or $0.81 per diluted share, for the quarter ended December 31, 2022. Adjusted net income was $1.6 million, or $0.64 per diluted share, which excludes the benefit associated with net foreign currency exchange gains as well as a benefit for tax effects primarily associated with certain stock options expiring unexercised and with changes in valuation allowances. For the quarter ended December 31, 2021, net income was $1.7 million, or $0.68 per diluted share. Adjusted net income for this period was $1.2 million, or $0.48 per diluted share, which excludes the benefit associated with net foreign currency exchange gains and the related tax effects including changes in valuation allowances.

Adjusted EBITDA was $6.4 million for the quarter ended December 31, 2022, a slight reduction of $0.1 million compared to the same period one year ago and a decline of $2.0 million compared to the third quarter of 2022. Compared to the fourth quarter of 2021, the positive impact of our revenue increase was offset primarily by increases in our cost of sales related to the current inflationary environment.

Full Year 2022 Financial Results

For the year ended December 31, 2022, NCS reported revenues of $155.6 million, an increase of $37.1 million, or 31% compared to the year ended December 31, 2021. The increase in revenues was driven by significant increases in products and service revenues in both the United States and Canada, partially offset by a decline in foreign product sales. Net loss was $(1.1) million for the year ended December 31, 2022 compared to a net loss of $(4.7) million for the year ended December 31, 2021. Adjusted net loss was $(0.9) million for the year ended December 31, 2022 compared to adjusted net loss of $(7.0) million for the year ended December 31, 2021. Adjusted EBITDA was $15.1 million for the year ended December 31, 2022, an increase of $6.0 million as compared to the year ended December 31, 2021.

Cash flows from operating activities for the year ended December 31, 2022 was a use of $(1.4) million, $13.0 million lower than cash provided for the year ended December 31, 2021. Cash flows used by investing activities of $0.7 million for 2022 compares to $0.4 million for 2021. For the full year 2022, free cash flow after distributions to non-controlling interest was a use of cash of $(2.1) million compared to $8.4 million generated in 2021. The overall decrease in net cash flows was primarily attributed to increases in net working capital that were driven by the 31% increase in revenue for the year.

Capital Expenditures and Liquidity

As of December 31, 2022, NCS had $16.2 million in cash and $7.9 million in total debt, and the borrowing base under our undrawn asset-based revolving credit facility (“ABL Facility”) totaled $18.6 million. Our net working capital, which we define as current assets excluding cash and cash equivalents, minus current liabilities excluding current maturities of long-term debt, was $55.2 million and $48.0 million as of December 31, 2022 and 2021, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.3 million for the fourth quarter of 2022 and $0.7 million for the year ended December 31, 2022.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “Our performance in the fourth quarter, while declining sequentially from our strong third quarter due in part to seasonality and customer budget exhaustion, capped a strong year for NCS in 2022, as we continue to capitalize on what we believe will be a multi-year growth cycle for our industry.

Our full year 2022 revenue of $155.6 million increased by $37.1 million, or 31%, compared to 2021, led by revenue increases of 38% and 32% in Canada and the United States, respectively.

This revenue growth was supported by specific sales initiatives and the continued commercialization of new products which expand the addressable market that we participate in. In Canada, our focus on growing customer adoption of our Well Construction products, leveraging the strong relationships and market share we have in Fracturing Systems, has resulted in significant growth in that product line.  During 2022, we made our first sale to a new customer in the North Sea for Fracturing Systems products and services. In addition, Repeat Precision commercialized the PurpleFire perforating gun system, which was undergoing field trials at this time last year.

We faced increased supply chain costs during the year which were only partially offset by pricing increases achieved with our customers, which led to a reduction in our gross margin percentage from 41% in 2021 to 39% in 2022. This reduction in gross margin percentage was more than offset by our ability to manage our SG&A expense, which fell from 41% of revenue in 2021 to 37% of revenue in 2022.

As a result, we were able to grow Adjusted EBITDA by over $6.0 million, or 66% from $9.1 million in 2021 to $15.1 million in 2022, improving our Adjusted EBITDA margin from 8% in 2021 to 10% in 2022.

We maintain a strong balance sheet and liquidity position. During 2022, we upsized and extended our ABL facility to reflect the growth in our business. We ended 2022 with over $16 million in cash, and an undrawn ABL facility with a borrowing base of nearly $19 million.

Our free cash flow for the year of $(2.1) million largely reflected investments in working capital to support the growth of our business. While net working capital increased by $7.2 million during 2022, we were able to reduce end of year net working capital as a percentage of trailing twelve months revenue from 40% to 35%, reflecting our focus on improving efficiency as we grow.

Based on E&P company announced capital budgets for 2023, we believe that annual average industry drilling and completion activity in the United States and Canada in 2023 will be equal to 2022 levels or higher by up to 10%, however, activity in the United States in 2023 may decline from levels reached in the fourth quarter of 2022 reflecting reductions in natural gas pricing beginning in late 2022 and continuing into 2023. We currently expect international industry activity to improve by over 10% in 2023 as compared to 2022.

We believe the value that we bring to our customers across our product and service portfolio, together with continued product and service innovation, positions us to outperform the underlying market activity growth that we expect in the United States, Canada and internationally, as we grow our market share and access new markets. In support of this anticipated growth, we expect to increase our capital spending to within a range of $4 million to $5 million in 2023.

As we look to 2023, we will be focused on maximizing our near-term opportunities and taking action to ensure long-term success in alignment with our core strategies of:  i) building upon our leading market positions; ii) capitalizing on international and offshore opportunities; and iii) commercializing innovative solutions to complex customer challenges.

I am excited for 2023 and want to express my thanks to the team at NCS and at Repeat Precision. I truly appreciate the hard work and dedication of our outstanding people. We have the right team, the right technology, and the right strategies in place to deliver extraordinary outcomes to our customers, drive innovation in the industry and to create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2022 results and updated guidance on Tuesday,  March 7, 2023 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; our inability to achieve suitable price increases to offset the impacts of cost inflation; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; the financial health of our customers including their ability to pay for products or services provided; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets including goodwill; our failure to establish and maintain effective internal control over financial reporting; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Michael Morrison

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$26,310	$26,056	$105,859	$83,223
Services	13,876	10,060	49,773	35,279
Total revenues	40,186	36,116	155,632	118,502
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	16,502	14,410	68,412	51,897
Cost of services, exclusive of depreciation and amortization expense shown below	7,606	5,776	26,816	18,130
Total cost of sales, exclusive of depreciation and amortization expense shown below	24,108	20,186	95,228	70,027
Selling, general and administrative expenses	13,190	13,505	58,338	49,094
Depreciation	908	975	3,650	3,832
Amortization	167	167	669	669
Income (loss) from operations	1,813	1,283	(2,253)	(5,120)
Other income (expense)
Interest expense, net	(221)	(204)	(1,015)	(733)
Other income, net	1,394	1,008	2,950	2,054
Foreign currency exchange gain (loss)	279	127	(283)	283
Total other income	1,452	931	1,652	1,604
Income (loss) before income tax	3,265	2,214	(601)	(3,516)
Income tax expense	974	218	351	263
Net income (loss)	2,291	1,996	(952)	(3,779)
Net income attributable to non-controlling interest	312	334	150	955
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,979	$1,662	$(1,102)	$(4,734)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.81	$0.69	$(0.45)	$(1.98)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.81	$0.68	$(0.45)	$(1.98)
Weighted average common shares outstanding
Basic	2,439	2,402	2,432	2,396
Diluted	2,452	2,455	2,432	2,396

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

	December 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,234	$22,168
Accounts receivable—trade, net	27,846	24,392
Inventories, net	37,042	33,917
Prepaid expenses and other current assets	2,815	3,290
Other current receivables	3,726	4,726
Total current assets	87,663	88,493
Noncurrent assets
Property and equipment, net	23,316	24,708
Goodwill	15,222	15,222
Identifiable intangibles, net	5,076	5,744
Operating lease assets	4,515	4,809
Deposits and other assets	2,761	3,113
Deferred income taxes, net	46	236
Total noncurrent assets	50,936	53,832
Total assets	$138,599	$142,325
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,549	$7,502
Accrued expenses	4,391	6,323
Income taxes payable	468	294
Operating lease liabilities	1,274	1,556
Current maturities of long-term debt	1,489	1,483
Other current liabilities	2,522	2,660
Total current liabilities	17,693	19,818
Noncurrent liabilities
Long-term debt, less current maturities	6,437	6,335
Operating lease liabilities, long-term	3,680	3,779
Other long-term liabilities	1,328	1,612
Deferred income taxes, net	199	114
Total noncurrent liabilities	11,644	11,840
Total liabilities	29,337	31,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at	—	—
December 31, 2022 and December 31, 2021
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,434,809 shares issued and 2,408,474 shares outstanding at December 31, 2022 and 2,397,766 shares issued
and 2,380,374 shares outstanding at December 31, 2021	24	24
Additional paid-in capital	440,475	437,022
Accumulated other comprehensive loss	(85,617)	(82,094)
Retained deficit	(262,464)	(261,362)
Treasury stock, at cost; 26,335 shares at December 31, 2022 and 17,392 shares
at December 31, 2021	(1,389)	(1,006)
Total stockholders’ equity	91,029	92,584
Non-controlling interest	18,233	18,083
Total equity	109,262	110,667
Total liabilities and stockholders' equity	$138,599	$142,325

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021
	(Unaudited)
Cash flows from operating activities
Net loss	$(952)	$(3,779)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,319	4,501
Amortization of deferred loan cost	231	281
Write-off of deferred loan costs	196	—
Share-based compensation	6,039	6,621
Provision for inventory obsolescence	2,542	1,754
Deferred income tax expense	266	96
Gain on sale of property and equipment	(361)	(378)
Provision for doubtful accounts	(61)	(129)
Proceeds from note receivable	590	281
Changes in operating assets and liabilities:
Accounts receivable—trade	(4,860)	(2,558)
Inventories, net	(7,678)	(939)
Prepaid expenses and other assets	1,347	(437)
Accounts payable—trade	1,224	2,843
Accrued expenses	(1,777)	3,000
Other liabilities	(2,852)	(3,247)
Income taxes receivable/payable	364	3,673
Net cash (used in) provided by operating activities	(1,423)	11,583
Cash flows from investing activities
Purchases of property and equipment	(1,035)	(495)
Purchase and development of software and technology	(96)	(338)
Proceeds from sales of property and equipment	433	389
Net cash used in investing activities	(698)	(444)
Cash flows from financing activities
Payments on finance leases	(1,463)	(1,318)
Line of credit borrowings	11,780	360
Payments of line of credit borrowings	(11,724)	(360)
Treasury shares withheld	(383)	(197)
Distribution to non-controlling interest	—	(2,750)
Payment of deferred loan cost related to ABL facility	(952)	—
Net cash used in financing activities	(2,742)	(4,265)
Effect of exchange rate changes on cash and cash equivalents	(1,071)	(251)
Net change in cash and cash equivalents	(5,934)	6,623
Cash and cash equivalents beginning of period	22,168	15,545
Cash and cash equivalents end of period	$16,234	$22,168
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$557	$423
Cash paid for income taxes (net of refunds)	(303)	(3,528)
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	1,788	3,712
Assets obtained in exchange for new operating lease liabilities	1,450	2,000

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net Income (Loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Earnings (Loss) per Diluted Share is defined as Adjusted Net Income (Loss) divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income from operations, cash (used in) provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income from operations, cash (used in) provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	December 31,	December 31,
	2022	2021
Working capital	$69,970	$68,675
Cash and cash equivalents	(16,234)	(22,168)
Current maturities of long-term debt	1,489	1,483
Net working capital	$55,225	$47,990

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNNGS (LOSS) PER DILUTED SHARE

___

	Three Months Ended				Year Ended
	December 31, 2022		December 31, 2021		December 31, 2022		December 31, 2021
	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,979	$0.81	$1,662	$0.68	$(1,102)	$(0.45)	$(4,734)	$(1.98)
Adjustments
Realized and unrealized foreign currency (gain) loss (a)	(197)	(0.08)	(123)	(0.05)	365	0.15	(307)	(0.13)
Write-off of deferred loan costs (b)	—	—	—	—	196	0.08	—	—
Net effect of ERC (c)	—	—	(1)	—	—	—	(1,908)	(0.79)
Income tax impact from adjustments (d)	(215)	(0.09)	(350)	(0.15)	(354)	(0.15)	(96)	(0.04)
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,567	$0.64	$1,188	$0.48	$(895)	$(0.37)	$(7,045)	$(2.94)

__________________

(a)

Represents realized and unrealized foreign currency translation gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(b)	Represents deferred loan costs of $0.2 million expensed during the second quarter of 2022 associated with the prior credit facility replaced in May 2022.
(c)	Represents U.S. employee retention credit (“ERC”) benefits recorded during the third quarter of 2021 less the effect on bonus and associated payroll burden accruals.
(d)	Represents income tax adjustments including valuation allowance applied to deferred tax assets and effect of expiring stock options.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

__

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss)	$2,291	$1,996	$(952)	$(3,779)
Income tax expense	974	218	351	263
Interest expense, net	221	204	1,015	733
Depreciation	908	975	3,650	3,832
Amortization	167	167	669	669
EBITDA	4,561	3,560	4,733	1,718
Share-based compensation (a)	953	982	3,453	4,221
Professional fees (b)	846	2,062	5,665	4,885
Net benefit of ERC (c)	—	(1)	—	(1,908)
Foreign currency (gain) loss (d)	(279)	(127)	283	(283)
Other (e)	317	15	976	461
Adjusted EBITDA	$6,398	$6,491	$15,110	$9,094
Adjusted EBITDA Margin	16%	18%	10%	8%
Adjusted EBITDA Less Share-Based Compensation	$5,445	$5,509	$11,657	$4,873

___________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(c)	Represents ERC benefits recorded during the third quarter of 2021 less the effect on bonus and associated payroll burden accruals.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Year Ended December 31,
	2022	2021
Net cash (used in) provided by operating activities	$(1,423)	$11,583
Purchases of property and equipment	(1,035)	(495)
Purchase and development of software and technology	(96)	(338)
Proceeds from sales of property and equipment	433	389
Free cash flow	$(2,121)	$11,139
Distributions to non-controlling interest	—	(2,750)
Free cash flow less distributions to non-controlling interest	$(2,121)	$8,389

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
United States
Product sales	$9,458	$7,523	$34,009	$26,285
Services	4,057	2,542	12,228	8,870
Total United States	13,515	10,065	46,237	35,155
Canada
Product sales	16,721	16,524	71,176	53,401
Services	8,014	5,029	29,695	19,682
Total Canada	24,735	21,553	100,871	73,083
Other Countries
Product sales	131	2,009	674	3,537
Services	1,805	2,489	7,850	6,727
Total Other Countries	1,936	4,498	8,524	10,264
Total
Product sales	26,310	26,056	105,859	83,223
Services	13,876	10,060	49,773	35,279
Total revenues	$40,186	$36,116	$155,632	$118,502